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                                                               Page 1 of 6 Pages


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

             Information statement pursuant to Rule 13d-1 and 13d-2

                              (Amendment No. 1)*

                                Spire Corporation
                                -----------------
                                (Name of Issuer)

                     Common Stock, 0.01 par value per share
                     --------------------------------------
                          (Title of Class of Securities

                                   848565 10 7
                                   -----------
                                  (CUSIP Number)

Check the following box if a fee is being paid with the statement [ ]. A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                        (Continued on following page(s))






---------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 848565 10 7                 13G                      Page 2 of 6 Pages



--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Roger G. Little ###-##-####
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                    5.  SOLE VOTING POWER

                        1,455,450
                    ------------------------------------------------------------
  NUMBER OF SHARES  6.  SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY          0
        EACH        ------------------------------------------------------------
     REPORTING      7.  SOLE DISPOSITIVE POWER
       PERSON
        WITH            1,455,450
      REPORTING     ------------------------------------------------------------
                    8.  SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,455,450
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES PERSON

                                                                   [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     45.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                               Page 3 of 6 Pages

Item 1.    (a) Name of Issuer:

               Spire Corporation

           (b) Address of Issuer's Principal Executive Offices:

               One Patriots Park
               Bedford, Massachusetts  01730-2396

Item 2.    (a) Name of Person Filing:

               Roger G. Little

           (b) Address of Principal Business Office, or, if None, Residence:

               One Patriots Park
               Bedford, Massachusetts  01730-2396

           (c) Citizenship:

               United States

           (d) Title of Class of Securities:

               Common Stock, $0.01 par value per share

           (e) CUSIP Number:

               848565 10 7

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

           (a) [ ]    Broker or dealer registered under Section 15 of the Act,

           (b) [ ]    Bank as defined in Section 3(a)(6) of the Act,

           (c) [ ]    Insurance Company as defined in Section 3(a)(19) of the
                      Act,

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,


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                                                               Page 4 of 6 Pages

           (e) [ ] Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940,

           (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                      Rule 13-d-1(b)(1)(ii)(F),

           (g) [ ]    Parent Holding Company, in accordance with
                      Rule 13d-1(b)(ii)(G); see Item 7,

           (h) [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.    Ownership:

           (a) Amount Beneficially Owned:
               See Item 9 of Cover Page

           (b) Percent of Class
               See Item 11 of Cover Page

           (c) Number of shares as to which such person has:

                 (i)  Sole power to vote or to direct the vote
                      See Item 5 of Cover Page

                (ii)  Shared power to vote or to direct the vote
                      See Item 6 of Cover Page

               (iii) Sole power to dispose or to direct the disposition of See Item 7 of Cover Page

                (iv) Shared power to dispose or to direct the deposition of See Item 8 of Cover /Page

Item 5.    Ownership of Five Percent or Less of a Class:

           [ ] Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

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                                                               Page 5 of 6 Pages

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:

           Not applicable to reporting person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           Not applicable to reporting person.

Item 9.    Notice of Dissolution of the Group:

           Not applicable to reporting person.

Item 10.   Certification:

           Not applicable to reporting person.


By signing below I/we certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


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                                                               Page 6 of 6 Pages

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  Date: 3 February 1998
                                                       -------------------------

                                                  By: /S/Roger G. Little
                                                      --------------------------
                                                      Roger G. Little
                                                      President & CEO